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                                                                      EXHIBIT 20

                                     HARKEN

                        HARKEN ENERGY CORPORATION UPDATE

                                     4/7/98

NEWS RELEASE                                 FOR FURTHER INFORMATION CONTACT:
NEWS13.98                                    TRACY WIED: 972-753-6900
                                             EMAIL: tjwied@harkenenergy.com

                             FOR IMMEDIATE RELEASE

                       HARKEN ENERGY CORPORATION ADOPTS
                            STOCKHOLDER RIGHTS PLAN

     Dallas, Texas (APRIL 7, 1998) -- Harken Energy Corporation ("Harken") (AMEX: "HEC"), announced today that its Board of Directors adopted a Stockholder Rights Plan in which Rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.01 per share, of the Company held by stockholders of record, as of the close of business on April 17, 1998. The Rights will then trade in tandem with the common stock unless there is an event which triggers the Rights Plan making them exercisable. Once becoming exercisable, the Rights will trade separate from the common stock and may be exchanged under the terms of the Rights Plan for preferred stock or other securities as may be determined by the Board at that time. The Rights Plan is designed to deter certain types of unfair takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on April 6, 2008.

     The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer to acquire a total of 15% or more of the Company's common stock. Details of the Stockholder Rights Plan are outlined in the Company's current report on Form 8-K filed today, as well as a letter to be mailed to all stockholders following the record date.

     Harken's Chairman, Mikel D. Faulkner, stated, "The adoption of this Stockholders Rights Plan is an important move in protecting the true value of the Company for its stockholders."


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HARKEN ENERGY CORPORATION ("HARKEN") (AMEX: "HEC") EXPLORES FOR, DEVELOPS AND
PRODUCES OIL AND GAS RESERVES DOMESTICALLY AND INTERNATIONALLY. CERTAIN STATEMENTS IN THIS NEWS RELEASE REGARDING FUTURE EXPECTATIONS AND PLANS FOR INTERNATIONAL OIL AND GAS EXPLORATION AND DEVELOPMENT MAY BE REGARDED AS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LITIGATION REFORM ACT. THEY ARE SUBJECT TO VARIOUS RISKS, SUCH AS THE INHERENT UNCERTAINTIES IN INTERPRETING ENGINEERING DATA RELATED TO UNDERGROUND ACCUMULATIONS OF OIL AND GAS, TIMING AND CAPITAL AVAILABILITY, DISCUSSED IN DETAIL IN THE COMPANY'S SEC FILINGS, INCLUDING THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997. ACTUAL RESULTS MAY VARY MATERIALLY.